EXHIBIT 10.53

STATE OF DELAWARE
CERTIFICATE OF AMENDMENT
OF CERTIFICATE OF INCORPORATION

The corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware does hereby certify:

FIRST: That at a meeting of the Board of Directors of CPI Corp. held on June 1-2, 2011, resolutions were duly adopted setting forth a proposed amendment of the Certificate of Incorporation of said corporation, declaring said amendment to be advisable and presented at the 2011 Annual Meeting of stockholders of said corporation for consideration thereof. The resolution setting forth the proposed amendment is as follows:

RESOLVED, that the Certificate of Incorporation of this corporation be amended by changing the first paragraph of Article Four thereof so that, as amended, said Article shall be and read as follows:

The total number of shares of stock of all classed which the Corporation has the authority to issue is seventeen million (17,000,000) shares consisting of (a) sixteen million (16,000,000) shares of common stock, $0.40 par value per share (the “Common Stock”) and (b) one million (1,000,000) shares of preferred stock without par value (the “Preferred Stock”).

SECOND: That thereafter, pursuant to resolution of its Board of Directors, an Annual Meeting of Stockholders of said corporation was duly called and held on August 10, 2011 upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, said corporation has caused this certificate to be signed this 29th day of August, 2011.

By:/s/Jane E. Nelson
______________________
Authorized Officer

Title: Secretary
Name: Jane E. Nelson